Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 2-92497, No. 333-25401, No. 333-41775, No. 333-104142, No. 333-142791, and No. 333-148449) on Form S-8 and the registration statement (No. 333-177897) on Form S-3 of Total System Services, Inc. of our report dated February 24, 2012, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, cash flows, and equity and comprehensive income for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Total System Services, Inc.

/s/ KPMG LLP

Atlanta, Georgia

February 24, 2012